Exhibit 99.1

SPANISH BROADCASTING SYSTEM, INC. REPORTS

RESULTS FOR THE SECOND QUARTER 2015

MIAMI, FLORIDA, August 14, 2015 – Spanish Broadcasting System, Inc. (the “Company” or “SBS”)

(NASDAQ: SBSA) today reported financial results for the three- and six-months ended June 30, 2015.

Financial Highlights

* Please refer to the Non-GAAP Financial Measures section for a definition of OIBDA and the reconciliation from OIBDA to the most directly comparable GAAP financial measure.

Discussion and Results

“During the second quarter, we continued to invest in the build-out of our AIRE Radio Network platform, which is gaining traction with listeners, advertisers and station partners,” commented Raúl Alarcón, Jr., Chairman and CEO.  “Our radio stations also continue to rank among the most successful platforms serving the Spanish-speaking population in the nation’s largest Hispanic media markets.  Looking ahead, we remain focused on strengthening our content offerings, expanding our digital footprint and leveraging our multi-media assets to further build our audience and connect advertisers with the rapidly expanding Latino population.”

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Quarter End Results

For the quarter-ended June 30, 2015, consolidated net revenues totaled $38.1 million compared to $40.9 million for the same prior year period, resulting in a decrease of 7%.  Our radio segment net revenues decreased $1.5 million or 4%, due to decreases in special events revenue, local sales and barter sales, which were partially offset by an increase in network sales.  Our special events revenue decreased in our Los Angeles and Miami markets due to a decrease in scheduled events.  Our local sales decreased in our Puerto Rico, Los Angeles and San Francisco markets and the decrease in barter sales occurred throughout all of our markets.  Our network sales increase was directly related to our “AIRE Radio Network” advertising platform, which we launched in the beginning of 2014.  Our television segment net revenues decreased $1.3 million or 26%, due to the decreases in special events revenue, paid-programming, local sales and barter sales.

Consolidated OIBDA, a non-GAAP measure, totaled $11.4 million compared to $9.9 million for the same prior year period, representing an increase of 16%. Our television segment OIBDA increased $1.0 million, due to the decrease in operating expenses of $2.3 million, partially offset by the decrease in net revenues of $1.3 million. Television station operating expenses decreased primarily due to decreases in special events expenses, the allowance for doubtful accounts, production costs, professional fees and barter expenses.  Our radio segment OIBDA decreased $0.8 million, primarily due to the decrease in net revenues of $1.5 million, partially offset by the decrease in operating expenses of $0.7 million. Radio station operating expenses decreased mainly due to decreases in special events expenses and barter expenses, which were offset by increases in programming personnel’s compensation and benefits and AIRE related expenses, such as affiliate station compensation and promotional events.  Our corporate expenses decreased $1.3 million or 35%, mostly due to a decrease in compensation and benefits caused by the prior year retention bonus that was granted to our CEO per his new employee contract.  This decrease was offset by increases in professional fees and directors & officers insurance premiums.

Operating income totaled $10.4 million compared to $9.9 million for the same prior year period, representing an increase of $0.5 million or 5%. This increase in operating income was primarily due to the decrease in operating expenses and corporate expenses.

Six-Months Ended Results

For the six-months ended June 30, 2015, consolidated net revenues totaled $70.2 million compared to $73.7 million for the same prior year period, resulting in a decrease of 5%.  Our radio segment net revenues decreased $1.8 million or 3%, due to decreases in local, barter and national sales and special events revenue, which were partially offset by an increase in network sales.  Our local sales decreased in our Los Angeles, Puerto Rico and San Francisco markets and the decrease in barter sales occurred throughout all of our markets.  Our national sales decreased in our Los Angeles, New York, San Francisco and Puerto Rico markets.  Our special events revenue decreased in our Los Angeles, Miami and San Francisco markets due to a decrease in scheduled events.  Our network sales increase was directly related to our “AIRE Radio Network” advertising platform, which we launched in the beginning of 2014.  Our television segment net revenues decreased $1.7 million or 20%, due to the decreases in paid-programming, special events revenue, local sales, barter sales and national sales.

Consolidated OIBDA, a non-GAAP measure, totaled $18.5 million compared to $17.7 million for the same prior year period, representing an increase of 4%.  Our radio segment OIBDA decreased $0.9 million, primarily due to the decrease in net revenues of $1.7 million, partially offset by the decrease in operating expenses of $0.8 million.  Radio station operating expenses decreased mainly due to decreases in special events expenses, barter expenses and professional fees, which were offset by increases in programming personnel’s compensation and benefits and AIRE related expenses, such as affiliate station compensation and promotional events.  Our television segment OIBDA increased $0.8 million, due to the decrease in station operating expenses of $2.5 million, partially offset by the decrease in net revenues of $1.7 million. Television station operating expenses decreased primarily due to decreases in special events expenses, the allowance for doubtful accounts, production costs, professional fees and barter expenses.  Our corporate expenses decreased $0.9 million or 16%, mostly due to a decrease in compensation and benefits caused by the prior year retention bonus that was granted to our CEO per his new employee contract.  This decrease was offset by increases in professional fees and directors & officers insurance premiums.

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Operating income totaled $16.2 million compared to $16.4 million for the same prior year period, representing a decrease of $0.2 million or 1%.

Second Quarter 2015 Conference Call

We will host a conference call to discuss our second quarter 2015 financial results on Tuesday, August 18, 2015 at 11:00 a.m. Eastern Time.  To access the teleconference, please dial 412-317-6789 ten minutes prior to the start time.

If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Tuesday, September 1, 2015, which can be accessed by dialing 877-344-7529 (U.S.) or 412-317-0088 (Int’l), passcode: 10071018.

There will also be a live webcast of the teleconference, located on the investor portion of our corporate Web site, at www.spanishbroadcasting.com/webcasts.shtml . A seven day archived replay of the webcast will also be available at that link.

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About Spanish Broadcasting System, Inc.

Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States.  SBS owns 20 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, airing the Spanish Tropical, Regional Mexican, Spanish Adult Contemporary, Top 40 and Latin Rhythmic format genres. SBS also operates AIRE Radio Network, a national radio platform which creates, distributes and markets leading Spanish-language radio programming to over 100 affiliated stations reaching 88% of the U.S. Hispanic audience.  SBS also owns MegaTV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events and owns 21 bilingual websites, including www.LaMusica.com, an online destination and mobile app providing content related to Latin music, entertainment, news and culture. For more information, visit us online at www.spanishbroadcasting.com.

This press release contains certain forward-looking statements.  These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release.  Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations.  Forward-looking statements, which are based upon certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology.  Factors that could cause actual results, events and developments to differ are included from time to time in the Company’s public reports filed with the Securities and Exchange Commission.  All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

(Financial Table Follows)

Contacts:

Analysts and InvestorsAnalysts, Investors or Media

José I. Molina Brad Edwards

Vice President of Finance Brainerd Communicators, Inc.

(305) 441-6901(212) 986-6667

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Below are the Unaudited Condensed Consolidated Statements of Operations for the three- and six-months ended June 30, 2015 and 2014.

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Non-GAAP Financial Measures

Operating Income (Loss) before Depreciation and Amortization, (Gain) Loss on the Disposal of Assets, net, and Impairment Charges and Restructuring Costs (“OIBDA”) is not a measure of performance or liquidity determined in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States.  However, we believe that this measure is useful in evaluating our performance because it reflects a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions.  This measure is widely used in the broadcast industry to evaluate a company’s operating performance and is used by us for internal budgeting purposes and to evaluate the performance of our stations, segments, management and consolidated operations.  However, this measure should not be considered in isolation or as a substitute for Operating Income, Net Income, Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because OIBDA is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures used by other companies.

Included below are tables that reconcile OIBDA to operating income (loss) for each segment and consolidated operating income (loss), which is the most directly comparable GAAP financial measure.

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Non-GAAP Reporting Requirement under our Senior Secured Notes Indenture

Under our Senior Secured Notes Indenture, we are to provide our Senior Secured Noteholders a statement of our “Station Operating Income for the Television Segment,” as defined by the Indenture, for the twelve-month period ended June 30, 2015 and 2014, and a reconciliation of “Station Operating Income for the Television Segment” to the most directly comparable financial measure calculated in accordance with GAAP. In addition, we are to provide our “Secured Leverage Ratio,” as defined by the Indenture, as of June 30, 2015.

Included below is the table that reconciles “Station Operating Income for the Television Segment” to the most directly comparable GAAP financial measure. Also included is our “Secured Leverage Ratio” as of June 30, 2015.

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Unaudited Segment Data

We have two reportable segments: radio and television.  The following summary table presents separate financial data for each of our operating segments:

| | Three-Months Ended June 30, | | Six-Months Ended June 30, | |
|---|---|---|---|---|
| | 2015 | 2014 | 2015 | 2014 |
| | (In thousands) | | (In thousands) | |
| **Net revenue:** | | | | |
| Radio | $ 34,492 | 36,019 | 63,719 | 65,464 |
| Television | 3,608 | 4,868 | 6,523 | 8,202 |
| Consolidated | $ 38,100 | 40,887 | 70,242 | 73,666 |
| **Engineering and programming expenses:** | | | | |
| Radio | $ 6,163 | 5,357 | 11,562 | 10,430 |
| Television | 1,777 | 2,217 | 4,042 | 4,656 |
| Consolidated | $ 7,940 | 7,574 | 15,604 | 15,086 |
| **Selling, general and administrative expenses:** | | | | |
| Radio | $ 15,485 | 17,004 | 29,133 | 31,091 |
| Television | 856 | 2,700 | 2,470 | 4,367 |
| Consolidated | $ 16,341 | 19,704 | 31,603 | 35,458 |
| **Corporate expenses:** | $ 2,424 | 3,744 | 4,572 | 5,448 |
| **Depreciation and amortization:** | | | | |
| Radio | $ 424 | 480 | 931 | 981 |
| Television | 663 | 691 | 1,347 | 1,382 |
| Corporate | 96 | 88 | 192 | 171 |
| Consolidated | $ 1,183 | 1,259 | 2,470 | 2,534 |
| **(Gain) loss on the disposal of assets, net:** | | | | |
| Radio | $ (62) | (1,250) | (68) | (1,204) |
| Television | 1 | - | 1 | - |
| Corporate | (11) | - | (11) | - |
| Consolidated | $ (72) | (1,250) | (78) | (1,204) |
| **Impairment charges and restructuring costs:** | | | | |
| Radio | $ - | - | - | - |
| Television | - | - | - | - |
| Corporate | (137) | (73) | (137) | (73) |
| Consolidated | $ (137) | (73) | (137) | (73) |
| **Operating income (loss):** | | | | |
| Radio | $ 12,482 | 14,428 | 22,161 | 24,166 |
| Television | 311 | (740) | (1,337) | (2,203) |
| Corporate | (2,372) | (3,759) | (4,616) | (5,546) |
| Consolidated | $ 10,421 | 9,929 | 16,208 | 16,417 |

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Selected Unaudited Balance Sheet Information and Other Data: